Exhibit 3.20

SAVANNA ENERGY SERVICES CORP.

FORM 51-102F3

MATERIAL CHANGE REPORT

1.	NAME AND ADDRESS OF COMPANY

Savanna Energy Services Corp. (“Savanna” or the “Corporation”)

800, 311 - 6th Avenue S.W.

Calgary, Alberta T2P 3H2

2.	DATE OF MATERIAL CHANGE

May 19, 2017.

3.	NEWS RELEASE

A joint news release setting out information concerning the material change described in this report was issued by the Corporation and Total Energy Services Inc. (“Total Energy”) on May 19, 2017 and disseminated through the facilities of Marketwired, and would have been received by the securities commissions where the Corporation and Total Energy are reporting issuers in the normal course of dissemination.

4.	SUMMARY OF MATERIAL CHANGE

On May 19, 2017, Savanna, Total Energy and 2043324 Alberta Ltd. (“Subco”), a wholly-owned subsidiary of Total Energy, entered into an amalgamation agreement (the “Amalgamation Agreement”), under which Savanna agreed to amalgamate with Subco, with the amalgamated entity (“Amalco”) becoming a wholly-owned subsidiary of Total Energy (the “Amalgamation”).

Subject to the terms of the Amalgamation Agreement, each holder (a “Savanna Shareholder”) of common shares of Savanna (“Savanna Shares”) (other than Total Energy or any Savanna Shareholder who validly exercises dissent rights in relation to the Amalgamation) will, upon completion of the Amalgamation, receive 0.1300 of a common share of Total Energy (each whole share being a “Total Energy Share”) and one redeemable preferred share of Total Energy (each, a “Redeemable Preferred Share”) for each Savanna Share. Redeemable Preferred Shares issued by Total Energy will be redeemed immediately following the issuance of the certificate of amalgamation in relation to the Amalgamation (the “Effective Time”) for $0.20 in cash per Redeemable Preferred Share (collectively, with 0.1300 of a Total Energy Share, the “Amalgamation Consideration”).

A copy of the Amalgamation Agreement has been filed on SEDAR at www.sedar.com under the Corporation’s profile.

5.	FULL DESCRIPTION OF MATERIAL CHANGE

5.1	FULL DESCRIPTION OF MATERIAL CHANGE

The Amalgamation

On May 19, 2017, Savanna, Total Energy and Subco, a wholly-owned subsidiary of Total Energy, entered into the Amalgamation Agreement, under which Savanna agreed to amalgamate with Subco, with Amalco becoming a wholly-owned subsidiary of Total Energy. Subject to the terms of the Amalgamation Agreement, each Savanna Shareholder (other than Total Energy or any Savanna Shareholder who validly exercises dissent rights in relation to the Amalgamation) will, upon completion of the Amalgamation, receive 0.1300 of a Total Energy Share and one Redeemable Preferred Share for each Savanna Share. Redeemable Preferred Shares issued by Total Energy will be redeemed immediately following the

Effective Time for $0.20 in cash per Redeemable Preferred Share. The Amalgamation Consideration is the same as the consideration that was available to Savanna Shareholders under the Total Offer (as defined below).

The Amalgamation will constitute the subsequent acquisition transaction proposed by Total Energy in order to acquire all of the Savanna Shares that Total Energy did not acquire under its offer to purchase all of the outstanding Savanna Shares (the “Total Offer”) which expired on April 27, 2017 or pursuant to market transactions. Total Energy acquired an aggregate of 99,772,765 Savanna Shares under the Offer, representing approximately 84.4% of the total number of outstanding Savanna Shares. In addition, Total Energy acquired an aggregate of 1,800,000 Savanna Shares in market transactions while the Offer was outstanding (the “Market Purchase Savanna Shares”). As a result, as of May 19, 2017, Total Energy owned approximately 86% of the total number of issued and outstanding Savanna Shares.

Approvals

A special meeting (the “Meeting”) of Savanna Shareholders has been called for 8:00 a.m. (Calgary time) on June 20, 2017 at which Savanna Shareholders will be asked to consider and, if thought advisable, pass a special resolution in relation to the Amalgamation (the “Amalgamation Resolution”). The Amalgamation Resolution must be passed by 66 2/3% of the votes cast by Savanna Shareholders, voting in person or by proxy at the Meeting. Total Energy intends to vote all the Savanna Shares held by it in favour of the Amalgamation Resolution. Under applicable securities laws, all votes cast by Total Energy, other than votes attributable to the Market Purchase Savanna Shares held by it, are entitled to be included as votes in respect of the Amalgamation Resolution at the Meeting.

As Total Energy intends to vote the Savanna Shares held by it in favour of the Amalgamation Resolution, and, under applicable securities laws, all such votes, other than votes attributed to the Market Purchase Savanna Shares, are entitled to be counted in respect of the Amalgamation Resolution at the Meeting, it is anticipated that the Amalgamation will be approved and take effect on or about June 20, 2017. At that time, Amalco will become a wholly-owned subsidiary of Total Energy, the Savanna Shares will thereafter cease to trade on the Toronto Stock Exchange and the Corporation will apply to cease to be a reporting issuer under applicable securities laws as soon as reasonably practicable following the Effective Time.

An information circular and related documents in respect of the Meeting was filed on SEDAR at www.sedar.com under the Corporation’s profile and will be received by Savanna Shareholders.

Savanna Board Recommendation

The board of directors of Savanna (the “Savanna Board”), based upon the recommendation of the special committee of the Savanna Board, determined to approve the Amalgamation and the execution and delivery of the Amalgamation Agreement and to recommend that Savanna Shareholders vote in favour of the Amalgamation Resolution.

5.2	DISCLOSURE FOR RESTRUCTURING TRANSACTIONS

Not applicable.

6.	RELIANCE ON SUBSECTION 7.1(2) OF NATIONAL INSTRUMENT 51-102

Not applicable.

7.	OMITTED INFORMATION

Not applicable.

8.	EXECUTIVE OFFICER

For further information, contact Mr. Rick Torriero, Vice President, Finance, by telephone at (403) 503-9990.

9.	DATE OF REPORT

May 29, 2017.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. The use of any of the words “expect”, “anticipate”, “continue”, “estimate”, “may”, “will”, “project”, “should”, “believe”, “plans”, “intends” and similar expressions are intended to identify forward-looking information or statements. More particularly and without limitation, this material change report contains forward-looking statements and information relating to information concerning the timing of the Meeting, the manner in which the Savanna Shares held by Total Energy will be voted at the Meeting, that Amalco will become a wholly-owned subsidiary of Total Energy upon completion of the Amalgamation, the completion of the Amalgamation and the timing thereof, the Amalgamation Consideration, the redemption of the Redeemable Preferred Shares and the timing thereof, the delisting of the Savanna Shares on the Toronto Stock Exchange and the timing thereof and the application by the Corporation to cease to be a reporting issuer under applicable securities laws and the timing thereof. These forward-looking statements and information are based on certain key expectations and assumptions made by Savanna. Completion of the Amalgamation is subject to a number of conditions which are typical for transactions of this nature. Assumptions have been made with respect to the satisfaction of all conditions precedent under the Amalgamation Agreement. Although Savanna believes that the expectations and assumptions on which such forward-looking statements and information are based are reasonable, undue reliance should not be placed on the forward-looking statements and information as Savanna cannot give any assurance that they will prove to be correct. Since forward-looking statements and information address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors and risks. These risks and uncertainties include, but are not limited to, such things as changes in general economic conditions in Canada, the United States and elsewhere, changes in operating conditions (including as a result of weather patterns), the volatility of prices for oil and natural gas and other commodities, commodity supply and demand, fluctuations in currency and interest rates, availability of financial resources or third-party financing, availability of equipment, materials and personnel, defaults by counterparties under commercial arrangements to which Total Energy or Savanna (or any of their respective affiliates) is a party and new laws and regulations (domestic and foreign), failure to obtain approval of the Amalgamation Resolution by Savanna Shareholders and/or complete the Amalgamation in the manner contemplated by the parties or at all.

Readers are cautioned that the foregoing list of risks and uncertainties is not exhaustive. Additional risk factors that could affect Savanna’s operations or financial results are included in Savanna’s annual information form and may be accessed through the SEDAR website (www.sedar.com). The forward-looking statements and information contained in this material change report are made as of the date hereof and Savanna does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

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